As filed with the Securities and Exchange Commission on February 1, 2022
Registration No. 333-257035

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8
TO FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Webster Financial Corporation
(Exact name of registrant as specified in its charter)

Delaware	06-1187536
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 Elm Street
Stamford, Connecticut  06902
(Address and Zip Code of Principal Executive Offices)

Sterling Bancorp Amended and Restated 2015 Omnibus Equity and Incentive Plan
Sterling National Bank 401(k) and Profit Sharing Plan
Sterling National Bank Deferred Director Fee Plan
Sterling Bancorp 2014 Stock Incentive Plan
(Full title of the plans)

John R. Ciulla
President and Chief Executive Officer
Webster Financial Corporation
200 Elm Street
Stamford, Connecticut  06902
203-578-2202
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Edward D. Herlihy, Esq.
Jacob A. Kling, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	2,200,000(2)	N/A	N/A	N/A

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock, par value $0.01 per share (“Webster common stock”), of Webster Financial Corporation (“Webster” or the “Registrant”) that may become issuable in respect of the securities identified in the table above by reason of any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other similar transaction which results in an increase in the number of outstanding shares of Webster common stock.

(2)
Represents shares of Webster common stock issuable upon the exercise or settlement, as applicable, of equity awards issued pursuant to the Sterling Bancorp Amended and Restated 2015 Omnibus Equity and Incentive Plan, Sterling National Bank Deferred Director Fee Plan, and Sterling Bancorp 2014 Stock Incentive Plan, which awards were converted into corresponding awards in respect of Webster common stock on January 31, 2022 pursuant to the Agreement and Plan of Merger, dated as of April 18, 2021, by and between Webster and Sterling Bancorp and shares of Webster common stock to be offered or sold pursuant to the Sterling National Bank 401(k) and Profit Sharing Plan.  In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Sterling National Bank 401(k) and Profit Sharing Plan.

(3)
These securities were registered under, and all filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the Registrant’s original registration statement on Form S-4 (File No. 333-257035) filed with the Securities and Exchange Commission (the “Commission”) on June 11, 2021, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on July 6, 2021, to which this registration statement is Post-Effective Amendment No. 1.  Accordingly, no additional filing fee is required.  See “Explanatory Note.”

EXPLANATORY NOTE

Webster Financial Corporation (“Webster” or the “Registrant”) hereby amends its registration statement on Form S-4 (File No. 333-257035) filed with the Securities and Exchange Commission (the “Commission”) on June 11, 2021, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on July 6, 2021 (the “Form S-4”), which the Commission declared effective at 4:00 p.m. Eastern Time on July 8, 2021, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and, together with the Form S-4, this “Registration Statement”).

Webster filed the Form S-4 in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger by and between Webster and Sterling Bancorp, a Delaware corporation (“Sterling”), dated April 18, 2021 (the “Merger Agreement”), pursuant to which, effective as of January 31, 2022, Sterling merged with and into Webster, with Webster as the surviving corporation in the Merger.

As a result of the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of Sterling was converted automatically into 0.4630 of a share (the “Exchange Ratio”) of common stock, par value $0.01 per share, of Webster (“Webster common stock”).

Pursuant to the terms of the Merger Agreement, certain outstanding Sterling equity awards, other than unvested Sterling restricted stock awards held by non-employee directors, in each case granted or outstanding under the Sterling Bancorp Amended and Restated 2015 Omnibus Equity and Incentive Plan, Sterling National Bank Deferred Director Fee Plan, and Sterling Bancorp 2014 Stock Incentive Plan (collectively, the “Sterling Equity Plans”), were converted into corresponding awards in respect of Webster common stock (the “Webster Awards”), with appropriate adjustments to reflect the application of the Exchange Ratio and pursuant to the terms and conditions of the Merger Agreement.

The Registrant hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 2,200,000 shares of Webster common stock issuable upon the exercise or settlement, as applicable, of the Webster Awards under the Sterling Equity Plans or to be offered or sold pursuant to the Sterling National Bank 401(k) and Profit Sharing Plan.  All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information to be specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated into this Registration Statement by reference (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission):

1.	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on February 26, 2021 (the “Annual Report”);
2.
the Registrant’s Current Reports on Form 8-K filed with the Commission on February 12, 2021, April 19, 2021 (Film No.: 21833140), April 23, 2021 (Film No.: 21846146), April 23, 2021 (Film No.: 21850420), August 9, 2021, August 18, 2021, December 20, 2021 and February 1, 2022 (other than the portions of those documents not deemed to be filed);

3.	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 6, 2021;
4.	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the Commission on August 4, 2021;
5.	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Commission on November 3, 2021;
6.
all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report; and

7.	the description of the Registrant’s common stock contained in the Form S-4 and any amendments or reports filed for the purposes of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.          Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of Webster, or are or were serving at the request of Webster in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity if the indemnitee acted in good faith and in a manner they reasonably believed to be in or not opposed to Webster’s best interests, and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. In the case of actions brought by or in the right of Webster, Section 145 of the DGCL provides for indemnification only of expenses if the indemnitee acted in good faith and in a manner they reasonably believed to be in or nor opposed to Webster’s best interest and no indemnification may be paid if the indemnitee is judged liable unless, and only upon a determination by the Delaware Court of Chancery or the court in which such action or suit was brought that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

Under the Webster bylaws, subject to the following paragraphs in this Item 6, Webster must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, and any appeal therein, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of Webster) by reason of the fact that he or she is or was a director, officer, trustee, employee or agent of Webster, or is or was serving at the request of Webster as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, and any appeal therein, if he or she acted in good faith (as defined in the Webster bylaws) and in a manner he or she reasonably believed to be in or not opposed to the best interests of Webster, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding, and any appeals therein, by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of Webster, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Further, subject to the following paragraphs in this Item 6, Webster must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Webster to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, trustee, employee or agent of Webster, or is or was serving at the request of Webster as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against amounts paid in settlement and expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Webster; provided, however, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to Webster or against amounts paid in settlement unless and only to the extent that there is a determination (as set forth below) that despite the adjudication of liability or the settlement, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement.

Any indemnification under the Webster bylaws (unless ordered by a court) may be made by Webster only as authorized in the specific case upon a determination that indemnification of the director, officer, trustee, employee or agent is proper in the circumstances because such director, officer, trustee, employee or agent has met the applicable standard of conduct set forth in the Webster bylaws and, if applicable, is fairly and reasonably entitled to indemnity as set forth in the proviso in the Webster bylaws, as the case may be. Such determination must be made (i) by the Webster board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director, officer, trustee, employee or agent of Webster has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith, without the necessity of authorization in the specific case. No director, officer, trustee, employee or agent of Webster may be entitled to indemnification in connection with any action, suit or proceeding voluntarily initiated by such person unless the action, suit or proceeding was authorized by a majority of the entire Webster board of directors.

Notwithstanding any contrary determination in the specific case, and notwithstanding the absence of any determination thereunder, any director, officer, trustee, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under the Webster bylaws as described above in this Item 6. The basis of such indemnification by a court will be a determination by such court that indemnification of the director, officer, trustee, employee or agent is proper in the circumstances because he or she has met the applicable standards of conduct set forth under the Webster bylaws as described above in this Item 6, as the case may be. Notice of any application for indemnification pursuant to this paragraph must be given to Webster promptly upon the filing of such application. Notwithstanding any of the foregoing, unless otherwise required by law, no director, officer, trustee, employee or agent of Webster will be entitled to indemnification in connection with any action, suit or proceeding voluntarily initiated by such person unless the action, suit or proceeding was authorized by a majority of the entire Webster board of directors.

Expenses incurred in connection with a threatened or pending action, suit or proceeding may be paid by Webster in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, trustee, employee or agent to repay such amount if it is determined that he or she is not entitled to be indemnified by Webster as authorized in the Webster bylaws.

Webster may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of Webster, or is or was serving at the request of Webster as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Webster would have the power or the obligation to indemnify him or her against such liability under the provisions of the Webster bylaws.

Notwithstanding anything else to the contrary, no indemnification may be paid by Webster if it violates the applicable restrictions on indemnification set forth in Section 18(k) of the Federal Deposit Insurance Act.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

Exhibit Number	Description
4.1
Fourth Amended and Restated Certificate of Incorporation of Webster Financial Corporation (incorporated by reference to Exhibit 3.1 to Webster Financial Corporation’s Form 8-K filed with the Commission on April 29, 2016).

4.2
Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of Webster Financial Corporation (incorporated by reference to Exhibit 3.2 to Webster Financial Corporation’s Form 8-K filed with the Commission on February 1, 2022).

4.3
Certificate of Designations of 5.25% Series F Non-Cumulative Perpetual Preferred Stock of Webster Financial Corporation (incorporated by reference to Exhibit 3.3 to Webster Financial Corporation’s Form 8-A12B filed with the Commission on December 12, 2017).

4.4
Certificate of Designations of 6.50% Series G Non-Cumulative Perpetual Preferred Stock of Webster Financial Corporation (incorporated by reference to Exhibit 3.3 to Webster Financial Corporation’s Form 8-K filed with the Commission on February 1, 2022).

4.5	Bylaws of Webster Financial Corporation (incorporated by reference to Exhibit 3.1 to Webster Financial Corporation’s Form 8-K filed with the Commission on March 17, 2020).
4.6	Amendment to Bylaws of Webster Financial Corporation (incorporated by reference to Exhibit 3.5 to Webster Financial Corporation’s Form 8-K filed with the Commission on February 1, 2022).
4.7
Sterling Bancorp Amended and Restated 2015 Omnibus Equity and Incentive Plan, as amended (incorporated by reference to Annex A to Sterling Bancorp’s Proxy Statement relating to Sterling Bancorp’s 2021 Annual Meeting of Stockholders filed on April 14, 2021 (File No. 001-35385)).

4.8
Sterling Bancorp 2014 Stock Incentive Plan (incorporated by reference to Appendix A to Sterling Bancorp’s Proxy Statement relating to Sterling Bancorp’s 2014 Annual Meeting of Stockholders filed on January 10, 2014 (File No. 001-35385)).

4.9	Sterling National Bank Deferred Director Fee Plan.
5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to validity of the securities being registered.
23.1	Consent of KPMG LLP.
23.2	Consent of Crowe LLP.
23.3	Consent of Wachtell, Lipton, Rosen & Katz (included as part of the opinion filed as Exhibit 5.1).
24.1	Powers of Attorney of Directors and Officers of Webster Financial Corporation.*

* Previously filed.

Item 9.          Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on February 1, 2022.

WEBSTER FINANCIAL CORPORATION

By:	/s/ John R. Ciulla
Name:	John R. Ciulla
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 1, 2022.

Signature	Title

/s/ John R. Ciulla	President, Chief Executive Officer and Director
(John R. Ciulla)	(Principal Executive Officer)

/s/ Glenn I. MacInnes	Chief Financial Officer
(Glenn I. MacInnes)	(Principal Financial Officer)

/s/ Albert J. Wang	Chief Accounting Officer
(Albert J. Wang)	(Principal Accounting Officer)

/s/ Mona Aboelnaga Kanaan	Director
(Mona Aboelnaga Kanaan)

*	Director
(William L. Atwell)

/s/ John P. Cahill	Director
(John P. Cahill)

*	Director
(E. Carol Hayles)

*	Director
(Linda H. Ianieri)

/s/ James J. Landy	Director
(James J. Landy)

/s/ Jack L. Kopinsky	Director
(Jack L. Kopinsky)

/s/ Maureen B. Mitchell	Director
(Maureen B. Mitchell)

*	Director
(Laurence C. Morse)

*	Director
(Karen R. Osar)

/s/ Richard L. O’Toole	Director
(Richard L. O’Toole)

*	Director
(Mark Pettie)

*	Director
(Lauren C. States)

/s/ William E. Whiston	Director
(William E. Whiston)

*By:	/s/ John R. Ciulla
Name:	John R. Ciulla
Title:	Attorney-In-Fact